Exhibit 99.1

1111 South Arroya Parkway 91105 P.O. Box 7084 Pasadena, California 91109-7084 1.626.578.3500 Fax 1.626.568.7144

Press Release

FOR IMMEDIATE RELEASE	April 27, 2009

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Earnings

for the Second Quarter of Fiscal 2009

PASADENA, CALIF — Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the second quarter of fiscal 2009 ended March 31, 2009.

Second Quarter Fiscal 2009 Highlights:

•	Net earnings rose to $109.3 million — a $10.0 million, or 10.0%, increase over the corresponding period last year;

•	Diluted EPS grew to $0.88 — a 10.0% increase over the corresponding period last year;

•	Net earnings for the six months ended March 31, 2009 rose to $225.6 million — a $28.0 million, or 14.1%, increase over the corresponding period last year;

•	Diluted EPS for the six months ended March 31, 2009 grew to $1.82, a 14.5% increase over the corresponding period last year, and

•	Backlog increased $401.4 million, or 2.5%, from March 31, 2008 to $16.6 billion

Jacobs reported today net earnings of $109.3 million, or $0.88 per diluted share, on revenues of $3.0 billion for its second quarter of fiscal 2009 ended March 31, 2009. This compares to net earnings of $99.3 million, or $0.80 per diluted share, on revenues of $2.7 billion for the corresponding period last year.

For the six months ended March 31, 2009, Jacobs reported net earnings of $225.6 million, or $1.82 per diluted share, on revenues of $6.2 billion. This compares to net earnings of $197.7 million, or $1.59 per diluted share, on revenues of $5.1 billion for the same period in fiscal 2008.

Included in the Company’s results of operations for the six months ended March 31, 2008 is an after-tax gain of $5.4 million, or $0.04 per diluted share, from the sale, in the first quarter of fiscal 2008, of its interest in a company that provides specialized operations and maintenance services.

Jacobs also announced backlog totaling $16.6 billion at March 31, 2009, including a technical professional services component of $8.1 billion. This compares to total backlog and technical professional services backlog of $16.2 billion and $7.6 billion, respectively, at March 31, 2008.

Commenting on the results for the second quarter, Jacobs President and CEO Craig L. Martin stated, “We have produced positive earnings growth on a quarter-over-quarter basis for the last 15 straight quarters, so we are disappointed to report earnings below that of last quarter. That being said, the second quarter was a good one in many ways. Our earnings remain good and exceed year-ago earnings by 10%. Our backlog grew quarter-over-quarter and year-over-year in a very complex market. Going forward, we expect the markets to remain complex. Our public sector business remains strong, while the heavy process business is highly uncertain.”

Commenting on the Company’s earnings outlook for the remainder of fiscal 2009, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Because of the near-term complexities and uncertainties in our markets we are reducing our earnings per share guidance for fiscal 2009 to a range of $3.10 to $3.50, down from the previously issued guidance of $3.55 to $3.90.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, April 28, 2009, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through May 5, 2009. The dial-in number for the audio replay is 706.645.9291 (ID 95530624).

Jacobs, with annual revenues exceeding $12 billion, is one of the world’s largest and most diverse providers of technical, professional, and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2008 Form 10-K, and in particular the discussions contained under Item 1 –Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended March 31		Six Months Ended March 31
	2009	2008	2009	2008
Revenues	$2,975,452	$2,664,794	$6,208,105	$5,136,611
Costs and Expenses:
Direct costs of contracts	(2,571,828)	(2,230,200)	(5,367,062)	(4,314,047)
Selling, general, and administrative expenses	(232,936)	(280,442)	(489,287)	(527,156)

Operating Profit	170,688	154,152	351,756	295,408
Other (Expense) Income:
Interest income	2,589	3,298	7,191	7,878
Interest expense	(797)	(569)	(2,026)	(1,870)
Miscellaneous (expense) income, net	(1,736)	(1,707)	(4,362)	7,463

Total other income, net	56	1,022	803	13,471

Earnings Before Taxes	170,744	155,174	352,559	308,879
Income Tax Expense	(61,457)	(55,862)	(126,922)	(111,197)

Net Earnings	$109,287	$99,312	$225,637	$197,682

Earnings Per Share (“EPS”):
Basic	$0.89	$0.82	$1.84	$1.64
Diluted	$0.88	$0.80	$1.82	$1.59

Weighted Average Shares Used to Calculate EPS:
Basic	122,605	120,955	122,414	120,520
Diluted	124,358	124,280	124,171	124,149

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Other Operational Information (in thousands):

	Three Months Ended March 31		Six Months Ended March 31
	2009	2008	2009	2008
Revenues by Major Component:
Technical professional services	$1,392,095	$1,478,325	$2,920,337	$2,804,354
Field services	1,583,357	1,186,469	3,287,768	2,332,257

Total	$2,975,452	$2,664,794	$6,208,105	$5,136,611

Depreciation (pre-tax)	$16,608	$14,987	$33,170	$29,337

Capital Expenditures	$16,310	$25,516	$36,309	$43,863

Selected Balance Sheet and Backlog Information (in thousands):

	At March 31
	2009	2008
Balance Sheet Information:
Cash and cash equivalents	$772,652	$392,512
Working capital	1,357,012	995,496
Total debt	26,642	33,057
Stockholders’ equity	2,477,197	2,109,047

Backlog Information:
Technical professional services	$8,116,800	$7,562,000
Field services	8,515,100	8,668,500

Total	$16,631,900	$16,230,500

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